Exhibit 10.17

Employee Stock Purchase Plan

This Employee Stock Purchase Plan (the “Plan”) of the Company is effective July 30, 2025, subject to approval by the Company’s shareholders of the Statutory Plan defined below.

1. Purpose and Structure of the Plan and its Sub-Plans.

1.1 The purpose of this Plan is to provide eligible employees of the Company and Participating Companies (each a “Participant”) who wish to become shareholders in the Company a convenient method of doing so. It is believed that employee participation in the ownership of the business will be to the mutual benefit of both the Participants and the Company. This Plan document is an omnibus document which includes a sub-plan (“Statutory Plan”) designed to permit offerings of grants to employees of the Company and its Subsidiaries that are Participating Companies where such offerings are intended to satisfy the requirements of Section 423 of the Code (although the Company makes no undertaking nor representation to obtain or maintain qualification under Section 423 for any Subsidiary, individual, offering or grant) and also separate sub-plans (“Non-Statutory Plans”) which permit offerings of grants to Participants of certain Participating Companies which are not intended to satisfy the requirements of Section 423 of the Code. Section 6 of the Plan sets forth the maximum number of shares to be offered under the Plan (and its sub-plans), subject to adjustments as permitted under Sections 19 and 20.

1.2 The Statutory Plan shall be a separate and independent plan from the Non-Statutory Plans, provided, however, that the total number of shares authorized to be issued under the Plan applies in the aggregate to both the Statutory Plan and the Non-Statutory Plans. Offerings under the Non-Statutory Plans may be made to Participants of entities that are not Subsidiaries.

1.3 All Participants in the Statutory Plan shall have the same rights and privileges under such sub-plan except for differences that may be mandated by local law and are consistent with the requirements of Code Section 423(b)(5). The terms of the Statutory Plan shall be those set forth in this Plan document to the extent such terms are consistent with the requirements for qualification under Code Section 423. The Administrator may adopt Non-Statutory Plans applicable to particular Participating Companies or locations that are not participating in the Statutory Plan. The terms of each Non-Statutory Plan may take precedence over other provisions in this document, with the exception of Sections 6, 19 and 20 with respect to the total number of shares available to be offered under the Plan for all sub-plans. Unless otherwise superseded by the terms of such Non-Statutory Plan, the provisions of this Plan document shall govern the operation of such Non-Statutory Plan. Except to the extent expressly set forth herein or where the context suggests otherwise, any reference herein to “Plan” shall be construed to include a reference to the Statutory Plan and the Non-Statutory Plans.

2. Definitions.

2.1 “Account” means the funds accumulated with respect to an individual Participant as a result of deductions from such Participant’s paycheck (or otherwise as permitted in certain circumstances under the terms of the Plan) for the purpose of purchasing stock under this Plan. The funds allocated to a Participant’s Account shall remain the property of the Participant at all times but may be commingled with the general funds of the Company, except to the extent such commingling may be prohibited by the laws of any applicable jurisdiction.

2.2 “Administrator” means the Committee or the persons acting within the scope of their authority to administer the Plan pursuant to a delegation of authority from the Committee pursuant to Section 22.

2.3 “Affiliate” means an entity, other than a Subsidiary, in which the Company has an equity ownership interest or dental practices affiliated with Company.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Code” means the Internal Revenue Code, as amended from time to time.

2.6 “Committee” means the Compensation Committee of the Board. The Committee may delegate its responsibilities as provided in Section 22.

2.7 “Company” means Park Dental Partners, Inc.

2.8 “Compensation” means total cash pay (including any performance-based pay) received by the Participant from a Participating Company. By way of illustration, but not limitation, Compensation includes salary, wages, performance bonuses, commissions, incentive compensation and overtime but excludes relocation, sign-on bonuses, expense reimbursements, meal allowances, commuting or automobile allowances, or any other payments with respect to which salary reductions are not permitted by the laws of the applicable jurisdiction, and income realized as a result of participation in any stock plan, including without limitation any stock option, stock award, stock purchase, or similar plan, of the Company or any Subsidiary or Affiliate.

2.9 “Enrollment Agreement” means an agreement between the Company and a Participant, in such form as may be established by the Company from time to time, pursuant to which the Participant elects to participate in this Plan, or elects changes with respect to such participation as permitted under the Plan.

2.10 “ESPP Broker” means a stock brokerage, transfer agent or other entity designated by the Company to establish accounts for stock purchased under the Plan by Participants.

2.11 “Fair Market Value” means the closing bid price as reported on the National Association of Securities Dealers Automated Quotation Capital Market or the other primary trading market for the Company’s Common Stock.

2.12 “Offering Date” as used in this Plan shall be the commencement date of an offering. A different date may be set by the Committee.

2.13 “Participating Company” means the Company and any Subsidiary or Affiliate that has been designated by the Administrator to participate in the Plan. For purposes of participation in the Statutory Plan, only the Company and its Subsidiaries may be considered Participating Companies, and the Administrator shall designate from time to time which Subsidiaries will be Participating Companies in the Statutory Plan. The Administrator shall designate from time to time which Subsidiaries and Affiliates will be Participating Companies in particular Non-Statutory Plans provided, however, that at any given time, a Subsidiary that is a Participating Company in the Statutory Plan will not be a Participating Company in a Non-Statutory Plan. The foregoing designations and changes in designation by the Administrator shall not require shareholder approval. Notwithstanding the foregoing, the term “Participating Company” shall not include any Subsidiary or Affiliate that offers its employees the opportunity to participate in an employee stock purchase plan covering the Subsidiary’s or Affiliate’s common stock.

2.14 “Plan” means this Park Dental Partners, Inc Employee Stock Purchase Plan.

2.15 “Purchase Price” is the price per share of Common Stock of the Company as established pursuant to Section 5 of the Plan.

2.16 “Subsidiary” means any corporation (other than the Company), domestic or foreign, that is in an unbroken chain of corporations beginning with Company if, on an Offering Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as described in Code Section 424(f).

3. Employees Eligible to Participate. Any Participant of a Participating Company who is in the employ of any Participating Company on the last business day preceding the Offering Date for an offering is eligible to participate in that offering, except Participants whose customary employment is for not more than five months in any calendar year.

4. Offerings. Subject to the right of the Company in its sole discretion to sooner terminate the Plan or to change the commencement date or term of any offering, commencing on the first day of the first year after the Company’s Common Stock commences trading on a national securities exchange, the Plan will operate with separate consecutive six-month offerings with the following Offering Dates: January 1 and July 1. Unless a termination of or change to the Plan has previously been made by the Company, the final offering under this Plan shall commence on July 1, 2035 and terminate on December 31, 2035. In order to become eligible to purchase shares, a Participant must complete and submit an Enrollment Agreement and any other necessary documents before the Offering Date of the particular offering in which he or she wishes to participate. Participation in one offering under the Plan shall neither limit, nor require, participation in any other offering.

5. Price. The Purchase Price per share shall be eighty-five percent (85%) of the Fair Market Value of the stock on the last regular business day of the offering.

6. Number of Shares to be Offered. The maximum number of shares that will be offered under the Plan is 250,000 shares, subject to adjustment as permitted under Section 20. The shares to be sold to Participants under the Plan will be shares of the Company’s Common Stock, par value of $0.0001 per share.

7. Participation.

7.1 An eligible employee may become a Participant by completing an Enrollment Agreement provided by the Company and submitting it to the Company, or with such other entity designated by the Company for this purpose, prior to the commencement of the offering to which it relates. The Enrollment Agreement may be completed at any time after the Participant becomes eligible to participate in the Plan, and will be effective as of the Offering Date next following the receipt of a properly completed Enrollment Agreement by the Company (or the Company’s designee for this purpose).

7.2 Payroll deductions for a Participant shall commence on the Offering Date as described above and shall continue through subsequent offerings pursuant to Section 10 until the Participant’s termination of employment, subject to modification by the Participant as provided in Section 8.1, and unless participation is earlier withdrawn or suspended by the Participant as provided in Section 9.

7.3 Payroll deduction shall be the sole means of accumulating funds in a Participant’s Account, except in foreign countries where payroll deductions are not allowed, in which case the Company may authorize alternative payment methods.

7.4 The Company may require current Participants to complete a new Enrollment Agreement at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.

8. Payroll Deductions.

8.1 At the time a Participant files a payroll deduction authorization, the Participant shall elect to have deductions made from the Participant’s Compensation on each payday during the time he or she is a Participant in an offering at any non-fractional percentage rate from 1% to 15%. A Participant may change his or her payroll deduction percentage election, including changing the payroll deduction percentage to zero, effective as of any Offering Date by filing a revised authorization, provided the revised authorization is filed prior to such Offering Date.

8.2 All payroll deductions made for a Participant shall be credited to his or her Account under the Plan. A Participant may not make any separate cash payment into his or her Account nor may payment for shares be made other than by payroll deduction, except as provided under Section 7.3.

8.3 A Participant may withdraw from or suspend his or her participation in the Plan as provided in Section 9, but no other change can be made during an offering with respect to that offering. A Participant may also make a prospective election, by changing his or her payroll deduction percentage to zero as set forth in Section 8.1, to cease participation in the Plan effective as of the next Offering Date. Other changes permitted under the Plan may only be made with respect to an offering that has not yet commenced.

9. Withdrawal and Suspension.

9.1 A Participant may withdraw from an offering, in whole but not in part, at any time prior to the first day of the last calendar month of such offering by submitting a withdrawal notice to the Company, in which event the Company will refund the entire balance of his or her Account as soon as practicable thereafter.

9.2 A Participant may, at any time prior to the first day of the last calendar month of an offering, reduce to zero the percentage by which he or she has elected to have his or her Compensation reduced, thereby suspending participation in the Plan. The reduction will be effective as soon as administratively feasible after receipt of the Participant’s election. Shares shall be purchased in accordance with Section 13 based on the amounts accumulated in the Participant’s Account prior to the suspension of payroll deductions.

9.3 If a Participant withdraws or suspends his or her participation pursuant to Sections 9.1 or 9.2, he or she shall not participate in a subsequent offering unless and until he or she re-enters the Plan. To re-enter the Plan, a Participant who has previously withdrawn or suspended participation by reducing payroll deductions to zero must file a new Enrollment Agreement in accordance with Section 7.1. The Participant’s re-entry into the Plan will not become effective before the beginning of the next offering following his or her withdrawal or suspension.

10. Automatic Re-Enrollment. At the termination of each offering each Participant who continues to be eligible to participate pursuant to Section 3 shall be automatically re-enrolled in the next offering, unless the Participant has advised the Company otherwise in writing. Upon termination of the Plan, any balance in each Participant’s Account shall be refunded promptly to him or her.

11. Interest. No interest will be paid or allowed on any money in the Accounts of Participant, except to the extent payment of interest is required by the laws of any applicable jurisdiction.

12. Granting of Option. On each Offering Date, this Plan shall be deemed to have granted to the Participant an option for as many shares (which shall not include any fractional share(s)) as he or she will be able to purchase with the amounts credited to his or her Account during his or her participation in that offering. Notwithstanding the foregoing, no Participant shall be allowed to subscribe for any shares under the Plan that permit his or her rights to purchase shares under all “employee stock purchase plans” of the Company and any parent or subsidiary corporations to accrue at a rate that exceeds $25,000 of Fair Market Value of such shares (determined at the time such right to subscribe is granted) for each calendar year in which the right to subscribe is outstanding at any time.

13. Exercise of Option. Each employee who continues to be a Participant in an offering on the last business day of that offering shall be deemed to have exercised his or her option on that date and shall be deemed to have purchased from the Company the number of shares (which shall not include any fractional share(s)) of common stock reserved for the purpose of the Plan as the balance of his or her Account on such date will pay for at the Purchase Price.

14. Tax Obligations. To the extent any (i) grant of an option to purchase shares, (ii) purchase of shares, or (iii) disposition of shares purchased under the Plan gives rise to any tax withholding obligation (including, without limitation, income and payroll withholding taxes imposed by any jurisdiction) the Administrator may implement appropriate procedures to ensure that such tax withholding obligations are met. Those procedures may include, without limitation, increased withholding from a Participant’s current compensation, cash payments to the Company or another Participating Company by a Participant, or a sale of a portion of the stock purchased under the Plan, which sale may be required and initiated by the Company.

15. Employee’s Rights as a Shareholder. No Participant shall have any rights as a shareholder with respect to any shares until the shares have been purchased in accordance with Section 13 above and the stock has been issued by the Company.

16. Evidence of Stock Ownership.

16.1 Following the end of each offering, the number of shares of common stock purchased by each Participant shall be deposited into an account established in the Participant’s name at the ESPP Broker.

16.2 Except as provided in Section 25, a Participant shall be free to undertake a disposition (as that term is defined in Section 424(c) of the Code) of the shares in his or her ESPP Broker account at any time, whether by sale, exchange, gift, or other transfer of legal title, but in the absence of such a disposition of the shares, the shares must remain in the Participant’s ESPP Broker account until the holding period set forth in Section 423(a) of the Code has been satisfied. With respect to shares for which the Section 423(a) holding period has been satisfied, the Participant may move those shares to another brokerage account of Participant’s choosing.

16.3 Notwithstanding the above, a Participant who is not subject to income taxation under the Code may move his or her shares to another brokerage account of his or her choosing at any time, without regard to the satisfaction of the Section 423(a) holding period.

17. Rights Not Transferable. No Participant shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to his or her Account or an option or any rights with regard to the exercise of an option or rights to receive shares under the Plan other than by will or the laws of descent and distribution, and such right and interest shall not be liable for, or subject to, the debts, contracts, or liabilities of the Participant. If any such action is taken by the Participant, or any claim is asserted by any other party in respect of such right and interest whether by garnishment, levy, attachment or otherwise, the action or claim will be treated as an election to withdraw funds in accordance with Section 9. During the Participant’s lifetime, only the Participant can make decisions regarding the participation in or withdrawal from an offering under the Plan.

18. Termination of Employment. Upon termination of employment for any reason whatsoever, including but not limited to death or retirement, the balance in the Account of a Participant shall be paid to the Participant or his or her estate. Whether and when employment is deemed terminated for purposes of this Plan shall be determined by the Administrator in its sole discretion and may be determined without regard to statutory notice periods or other periods following termination of active employment.

19. Amendment or Discontinuance of the Plan. The Committee and the Board shall have the right at any time and without notice to amend, modify or terminate the Plan; provided, that no Participant’s existing rights under any offering already made under Section 4 hereof may be adversely affected thereby, and provided further that no such amendment of the Plan shall, except as provided in Section 20, increase the total number of shares to be offered under the Plan above the limit specified in Section 6 unless shareholder approval is obtained therefor.

20. Changes in Capitalization. In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings of rights, or any other change in the structure of the Common Stock of the Company, the Committee may make such adjustment, if any, as it may deem appropriate in the number, kind, and the price of shares available for purchase under the Plan, and in the number of shares which a Participant is entitled to purchase including, without limitation, closing an offering early and permitting purchase on the last business day of the reduced offering period, or terminating an offering and refunding Participants’ Account balances.

21. Share Ownership. Notwithstanding anything in the Plan to the contrary, no Participant shall be permitted to subscribe for any shares under the Plan if the Participant, immediately after such subscription, owns shares (including all shares that may be purchased under outstanding subscriptions under the Plan) possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or of its parent or subsidiary corporations. For the foregoing purposes the rules of Section 424(d) of the Code shall apply in determining share ownership, and shares the Participant may purchase under outstanding options shall be treated as owned by the Participant. In addition, no Participant shall be allowed to subscribe for any shares under the Plan that permit his or her rights to purchase shares under all “employee stock purchase plans” of the Company and any parent or subsidiary corporations to accrue at a rate that exceeds $25,000 of Fair Market Value of such shares (determined at the time such right to subscribe is granted) for each calendar year in which the right to subscribe is outstanding at any time. Notwithstanding the above, lower limitations may be imposed with respect to Participants in a Non-Statutory Plan or Participants in the Statutory Plan who are subject to laws of another jurisdiction where lower limitations are required.

22. Administration and Board Authority.

22.1 The Plan shall be administered by the Board. The Board has delegated its full authority under the Plan to the Committee, and the Committee may further delegate any or all of its authority under this Plan to such senior officer(s) of the Company as it may designate. Notwithstanding any such delegation of authority, the Board may itself take any action under the Plan in its discretion at any time, and any reference in this Plan document to the rights and obligations of the Committee shall be construed to apply equally to the Board. Any references to the Board mean only the Board. The authority that may be delegated by the Committee includes, without limitation, the authority to (i) establish Non-Statutory Plans and determine the terms of such sub-plans, (ii) designate from time to time which Subsidiaries will participate in the Statutory Plan, which Subsidiaries and Affiliates will be Participating Companies, and which Participating Companies will participate in a particular Non-Statutory Plan, (iii) determine procedures for eligible Participants to enroll in or withdraw from a sub-plan, setting or changing payroll deduction percentages, and obtaining necessary tax withholdings, (iv) allocate the available shares under the Plan to the sub-plans for particular offerings, and (v) adopt amendments to the Plan or any sub-plan including, without limitation, amendments to increase the shares available for issuance under the Plan pursuant to Section 20 (but not including increases in the available shares above the maximum permitted by Sections 6 and 20 which shall require Board and shareholder approval).

22.2 The Administrator shall be vested with full authority and discretion to construe the terms of the Plan and make factual determinations under the Plan, and to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Administrator in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all Participants and any and all persons claiming under or through any Participant. The Administrator may retain outside entities and professionals to assist in the administration of the Plan including, without limitation, a vendor or vendors to perform enrollment and brokerage services. The authority of the Administrator will specifically include, without limitation, the power to make any changes to the Plan with respect to the participation of employees of any Subsidiary or Affiliate that is organized under the laws of a country other than the United States of America when the Administrator deems such changes to be necessary or appropriate to achieve a desired tax treatment in such foreign jurisdiction or to comply with the laws applicable to such non-U.S. Subsidiaries or Affiliates. Those changes may include, without limitation, the exclusion of particular Subsidiaries or Affiliates from participation in the plan; modifications to eligibility criteria, maximum number or value of shares that may be purchased in a given period, or other requirements set forth herein; and procedural or administrative modifications. Any modification relating to offerings to a particular Participating Company will apply only to that Participating Company, and will apply equally to all similarly situated employees of that Participating Company. The rights and privileges of all Participants granted options under the Statutory Plan shall be the same. To the extent any changes approved by the Administrator would jeopardize the tax-qualified status of the Statutory Plan, the change shall cause the Participating Companies affected thereby to be considered Participating Companies under a Non-Statutory Plan or Non-Statutory Plans instead of the Statutory Plan.

23. Notices. All notices or other communications by a Participant to the Company or other entity designated for a particular purpose under or in connection with the Plan shall be deemed to have been duly given when received by the Company or other designated entity, or when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

24. Termination of the Plan. This Plan will terminate at the earliest of the following:

(a) December 31, 2035;

(b) The date of the filing of a Statement of Intent to Dissolve by the Company or the effective date of a merger or consolidation wherein the Company is not to be the surviving corporation, which merger or consolidation is not between or among corporations related to the Company. Prior to the occurrence of either of such events, on such date as the Company may determine, the Company in its sole discretion may permit a Participant to exercise the option to purchase shares for as many shares as the balance of his or her Account will allow at the price set forth in accordance with Section 5. If the Participant elects to purchase shares, any remaining balance of the Participant’s Account will be refunded to the Participant after that purchase;

(c) The date the Board acts to terminate the Plan in accordance with Section 19; and

(d) The date when all shares reserved under the Plan have been purchased.

25. Limitations on Sale of Stock Purchased Under the Plan. The Plan is intended to provide common stock for investment and not for resale. The Company does not, however, intend to restrict or influence any Participant in the conduct of the Participant’s own affairs. A Participant, therefore, may sell stock purchased under the Plan at any time the Participant chooses, subject to compliance with any applicable Federal, state or foreign securities laws. A PARTICIPANT ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE COMPANY’S STOCK AND ACKNOWLEDGES AND AGREES TO COMPLY WITH ALL REQUIREMENTS OF THE COMPANY’S INSIDER TRADING POLICY.

26. Governmental Regulation/Compliance with Applicable Law/Separate Offering. The Company’s obligation to sell and deliver shares of the Company’s Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such shares. In addition, the terms of an offering under this Plan, or the rights of a Participant under an offering, may be modified to the extent required by applicable law. For purposes of this Plan, the Administrator also may designate separate offerings under the Plan (the terms of which need not be identical) in which Participants of one or more Participating Companies will participate, even if the dates of the offerings are identical.

27. No Employment/Service Rights. Nothing in the Plan shall confer upon any Participant the right to continue in employment for any period of specific duration, nor interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary or Affiliate employing such person), or of any Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

28. Dates and Times. All references in the Plan to a date or time are intended to refer to dates and times determined pursuant to U.S. Central Time. Business days for purposes of the Plan are U.S. business days.

29. Masculine and Feminine, Singular and Plural. Whenever used in the Plan, a pronoun shall include the opposite gender and the singular shall include the plural, and the plural shall include the singular, whenever the context shall plainly so require.

30. Governing Law. The Plan shall be governed by the laws of the State of Minnesota, U.S.A., without regard to Minnesota laws that might cause other law to govern under applicable principles of conflicts of law.